Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-194213) of SunCoke Energy Partners, L.P. (“the Partnership”) and in the related Prospectus of our report dated January 12, 2015, with respect to the financial statements of Gateway Energy & Coke Company, LLC, included in this Current Report on Form 8-K of SunCoke Energy Partners, L.P. filed on January 13, 2015 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

January 13, 2015